UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

Nidec Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

654090109

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑:	Rule 13d-1(b)

☐:	Rule 13d-1(c)

☐:	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 654090109

1	NAME OF REPORTING PERSON Mitsubishi UFJ Financial Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,351,820
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 16,351,820
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,351,820
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 654090109

1	NAME OF REPORTING PERSON The Bank of Tokyo-Mitsubishi UFJ, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 7,425,902
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 7,425,902
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,425,902
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 654090109

1	NAME OF REPORTING PERSON Mitsubishi UFJ Trust and Banking Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,197,208
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 8,197,208
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,197,208
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 654090109

1	NAME OF REPORTING PERSON Mitsubishi UFJ Kokusai Asset Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,053,800
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 1,053,800
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,053,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 654090109

1	NAME OF REPORTING PERSON MU Investments Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 259,500
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 259,500
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 259,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 654090109

1	NAME OF REPORTING PERSON Mitsubishi UFJ Securities Holdings Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 728,710
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 728,710
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 728,710
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 654090109

1	NAME OF REPORTING PERSON Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 700,150
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 700,150
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 700,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 654090109

1	NAME OF REPORTING PERSON kabu.com Securities Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Tokyo, Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 28,560
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER 28,560
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,560
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON FI

CUSIP NO. 654090109

ITEM 1

	(a)	Name of Issuer

Nidec Corporation

	(b)	Address of Issuer’s Principal Executive Offices

338 Kuzetonoshiro-cho, Minami-ku, Kyoto 601-8205, Japan

ITEM 2

	(a)	Names of Persons Filing

Mitsubishi UFJ Financial Group, Inc. (“MUFG”)

The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”)

Mitsubishi UFJ Trust and Banking Corporation (“MUTB”)

Mitsubishi UFJ Kokusai Asset Management Co., Ltd. (“MUKAM”)

MU Investments Co., Ltd. (“MUI”)

Mitsubishi UFJ Securities Holdings Co.,Ltd. (“MUSHD”)

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“MUMSS”)

kabu.com Securities Co., Ltd. (“KC”)

	(b)	Address of Principal Business Office or, if none, Residence

MUFG:
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8330, Japan

BTMU:
7-1 Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-8388, Japan

MUTB:
4-5 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8212, Japan

MUKAM:
12-1 Yurakucho 1-chome, Chiyoda-ku
Tokyo 100-0006, Japan

MUI:
3-11 Kandasurugadai 2-chome, Chiyoda-ku
Tokyo 101-0062, Japan

MUSHD:
5-2, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005, Japan

MUMSS:
5-2, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005, Japan

KC:
3-2 Otemachi 1-chome, Chiyoda-ku
Tokyo 100-0004, Japan

	(c)	Citizenship

Not applicable.

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

654090109

CUSIP NO. 654090109

ITEM 3		If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	MUFG:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

		(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

		(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

		(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

		(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

		(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

		(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

		(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

		(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

		(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Parent holding company

CUSIP NO. 654090109

BTMU:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

MUTB:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Bank

CUSIP NO. 654090109

MUKAM:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

MUI:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Investment adviser

CUSIP NO. 654090109

MUSHD:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

CUSIP NO. 654090109

MUMSS:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

KC:	(a)[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b)[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

	(c)[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d)[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

	(e)[ ]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

	(f)[ ]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

	(g)[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)[Ö]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

	(k)[ ]	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: Broker-dealer

CUSIP NO. 654090109

ITEM 4	Ownership

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	For MUFG

	(a)	Amount beneficially owned:	16,351,820

	(b)	Percent of class:	5.48%

	(c)	Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:	16,351,820

		(ii) Shared power to vote or to direct the vote:	-0-

		(iii) Sole power to dispose or to direct the disposition of:	16,351,820

		(iv) Shared power to dispose or to direct the disposition of:	-0-

	For BTMU

	(a)	Amount beneficially owned:	7,425,902

	(b)	Percent of class:	2.49%

	(c)	Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:	7,425,902

		(ii) Shared power to vote or to direct the vote:	-0-

		(iii) Sole power to dispose or to direct the disposition of:	7,425,902

		(iv) Shared power to dispose or to direct the disposition of:	-0-

	For MUTB

	(a)	Amount beneficially owned:	8,197,208

	(b)	Percent of class:	2.75%

	(c)	Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:	8,197,208

		(ii) Shared power to vote or to direct the vote:	-0-

		(iii) Sole power to dispose or to direct the disposition of:	8,197,208

		(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 654090109

For MUKAM

(a)	Amount beneficially owned:	1,053,800

(b)	Percent of class:	0.35%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	1,053,800

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	1,053,800

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUI

(a)	Amount beneficially owned:	259,500

(b)	Percent of class:	0.09%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	259,500

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	259,500

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUSHD

(a)	Amount beneficially owned:	728,710

(b)	Percent of class:	0.24%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	728,710

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	728,710

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For MUMSS

(a)	Amount beneficially owned:	700,150

(b)	Percent of class:	0.23%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	700,150

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	700,150

	(iv) Shared power to dispose or to direct the disposition of:	-0-

For KC

(a)	Amount beneficially owned:	28,560

(b)	Percent of class:	0.01%

(c)	Number of shares as to which the person has:

	(i) Sole power to vote or to direct the vote:	28,560

	(ii) Shared power to vote or to direct the vote:	-0-

	(iii) Sole power to dispose or to direct the disposition of:	28,560

	(iv) Shared power to dispose or to direct the disposition of:	-0-

CUSIP NO. 654090109

ITEM 5	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

As of December 31, 2015, MUFG beneficially owns 16,351,820 shares of the issuer indirectly through its subsidiaries as follows: BTMU holds 7,425,902 shares; MUTB holds 8,197,208 shares (indirectly through a subsidiary, MUKAM) (indirectly through a subsidiary, MUI); MUSHD holds 728,710 shares (indirectly through a subsidiary, MUMSS); an (indirectly through a subsidiary, KC).

ITEM 8	Identification and Classification of Members of the Group

Not applicable.

ITEM 9	Notice of Dissolution of Group

Not applicable.

ITEM 10	Certifications

By signing below the filers certify that, to the best of their knowledge and belief, (i) the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, and (ii) the foreign regulatory schemes applicable to parent holding companies, banks, broker-dealers and investment advisers, respectively, are substantially comparable to the regulatory schemes applicable to the functionally equivalent U.S. institutions. The filers also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

CUSIP NO. 654090109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 2016

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Kazutomo Kishi

Name:	Kazutomo Kishi

Title:	Chief Manager, Credit Policy & Planning Division

CUSIP NO. 654090109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 2016

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Kazutomo Kishi

Name:	Kazutomo Kishi

Title:	Chief Manager, Credit Policy & Planning Division

CUSIP NO. 654090109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 2016

Mitsubishi UFJ Trust and Banking Corporation

By:	/s/ Sunao Yokokawa

Name:	Sunao Yokokawa

Title:	Managing Executive Officer and General Manager, Trust Assets Planning Division

CUSIP NO. 654090109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 2016

Mitsubishi UFJ Kokusai Asset Management Co., Ltd.

By:	/s/ Hidemichi Kanesawa

Name:	Hidemichi Kanesawa

Title:	General Manager of Risk Management Division

CUSIP NO. 654090109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 2016

MU Investments Co., Ltd.

By:	/s/ Yasuhiko Haraguchi

Name:	Yasuhiko Haraguchi

Title:	Director

CUSIP NO. 654090109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 2016

Mitsubishi UFJ Securities Holdings Co.,Ltd.

By:	/s/ Mitsugu Enjyoji

Name:	Mitsugu Enjyoji

Title:	Executive Officer

CUSIP NO. 654090109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 2016

Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

By:	/s/ Mitsugu Enjyoji

Name:	Mitsugu Enjyoji

Title:	Executive Officer

CUSIP NO. 654090109

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 2016

kabu.com Securities Co., Ltd.

By:	/s/ Takeshi Amemiya

Name:	Takeshi Amemiya

Title:	General Manager of Corporate Administration